Exhibit 16.1

September 24, 2026

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements included under Item 4.01 of the Form 8-K dated September 23, 2026 and filed by our former client, Bright Mountain Media, Inc. We agree with the statements concerning our Firm contained in Item 4.01 of such Form 8-K. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

WithumSmith+Brown, PC

New York, New York